Registration No. 333 -____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
__________________

MERCANTILE BANK CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization) 5650 Byron Center Ave., S.W., Michigan (Address of Principal Executive Offices)	38-3360865 (I.R.S. Employer Identification Number) 49509 (Zip Code)

MERCANTILE BANK CORPORATION
EMPLOYEE STOCK PURCHASE PLAN OF 2002
(Full Title of the Plan)

Gerald R. Johnson, Jr. Chairman Mercantile Bank Corporation 5650 Byron Center Ave., S.W. Wyoming, Michigan 49509	Copies to:	Gordon R. Lewis Warner Norcross & Judd LLP 900 Fifth Third Center 111 Lyon Street, N.W. Grand Rapids, Michigan 49503-2487

(Name and Address of Agent for Service)

(616) 406-3000
(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)(3)	Proposed Maximum Aggregate Offering Price (2)(3)	Amount of Registration Fee
Common Stock	25,000 shares	$20.95	$523,750.00	$48.18

(1)	Plus an indeterminate number of additional shares which may be required to be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)

On September 18, 2002, the average of the high and low price for the Common Stock of Mercantile Bank Corporation on The Nasdaq Stock Market was $20.95 per share. The registration fee is computed in accordance with Rule 457(c) and (h).

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

                    The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated in this registration statement by reference:

          (a)          The Registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act");

          (b)          All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

          (c)          The description of the Registrant's common stock, which is contained in the Registrant's Form 8-A registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

                    All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing of such documents.

Item 4.          Description of Securities.

                    Not applicable.

Item 5.          Interest of Named Experts and Counsel.

                    Not applicable.

Item 6.          Indemnification of Directors and Officers.

          Mercantile's Articles of Incorporation provide that Mercantile shall indemnify its present and past directors, officers, and such other persons as the Board of Directors may authorize to the full extent permitted by law. Mercantile's Bylaws contain indemnification provisions concerning third party actions as well as actions in the right of Mercantile. The Bylaws provide that Mercantile shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Mercantile) by reason of the fact that he or she is or was a director or officer of Mercantile or while serving as such a director or officer, is or was serving at the request of Mercantile as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorney's fees), judgments, penalties, fees and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Mercantile or its shareholders and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

          Federal Deposit Insurance Corporation regulations impose limitations on indemnification payments which could restrict, in certain circumstances, payments by Mercantile or the Bank to their respective directors or officers otherwise permitted under the Michigan Business Corporation Act ("MBCA") or the Michigan Banking Code, respectively.

          With respect to derivative actions, the Bylaws provide that Mercantile shall indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Mercantile to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of Mercantile, or while serving as such a director or officer, is or was serving at the request of Mercantile as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorney's fees) and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Mercantile or its shareholders. No indemnification is provided in the Bylaws in respect of any claim, issue or matter in which such person has been found liable to Mercantile except to the extent that a court of competent jurisdiction determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

          Mercantile has purchased directors' and officers' liability insurance for directors and officers of Mercantile.

Item 7.          Exemption from Registration Claimed.

                    Not applicable.

Item 8.          Exhibits.

                    The following exhibits have been filed as part of this registration statement:

Exhibit Number	Document

4.1	Mercantile's Articles of Incorporation, previously filed as Exhibit 3.1 to the Registrant's Form SB-2 Registration Statement effective October 23, 1997. Here incorporated by reference.

4.2	Mercantile's Bylaws, previously filed as Exhibit 3.2 to the Registrant's Form SB-2 Registration Statement effective October 23, 1997. Here incorporated by reference.

5	Opinion of Warner Norcross & Judd LLP regarding the legality of the securities offered.

23.1	Consent of Warner Norcross & Judd LLP - included in Exhibit 5 and incorporated here by reference.

23.2	Consent of Crowe, Chizek and Company LLP.

Item 9.            Undertakings.

          (a)          The undersigned Registrant hereby undertakes:

          (1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

          (2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wyoming, state of Michigan, on this 12th day of September, 2002.

MERCANTILE BANK CORPORATION

By /s/ Gerald R. Johnson, Jr.
Gerald R. Johnson, Jr. Chairman of the Board and Chief Executive Officer

                    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Betty S. Burton	Director	September 12, 2002
Betty S. Burton

/s/ David M. Cassard	Director	September 12, 2002
David M. Cassard

/s/ Charles E. Christmas Charles E. Christmas	Senior Vice President, Chief Financial Officer and Treasurer (Principal Accounting and Financial Officer)	September 12, 2002

/s/ Edward J. Clark	Director	September 12, 2002
Edward J. Clark

/s/ Peter A. Cordes	Director	September 12, 2002
Peter A. Cordes

/s/ C. John Gill	Director	September 12, 2002
C. John Gill

/s/ Doyle A. Hayes	Director	September 12, 2002
Doyle A. Hayes

/s/ David M. Hecht	Director	September 12, 2002
David M. Hecht

/s/ Gerald R. Johnson, Jr. Gerald R. Johnson, Jr.	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	September 12, 2002

/s/ Susan K. Jones	Director	September 12, 2002
Susan K. Jones

/s/ Lawrence W. Larsen	Director	September 12, 2002
Lawrence W. Larsen

/s/ Calvin D. Murdock	Director	September 12, 2002
Calvin D. Murdock

/s/ Michael H. Price	Director	September 12, 2002
Michael H. Price

/s/ Dale J. Visser	Director	September 12, 2002
Dale J. Visser

/s/ Donald Williams	Director	September 12, 2002
Donald Williams

/s/ Robert M. Wynalda	Director	September 12, 2002
Robert M. Wynalda

*By
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Document

4.1	Mercantile's Articles of Incorporation, previously filed as Exhibit 3.1 to the Registrant's Form SB-2 Registration Statement effective October 23, 1997. Here incorporated by reference.

4.2	Mercantile's Bylaws, previously filed as Exhibit 3.2 to the Registrant's Form SB-2 Registration Statement effective October 23, 1997. Here incorporated by reference.

5	Opinion of Warner Norcross & Judd LLP regarding the legality of the securities offered.

23.1	Consent of Warner Norcross & Judd LLP - included in Exhibit 5 and incorporated here by reference.

23.2	Consent of Crowe, Chizek and Company LLP.